Exhibit 99.1

Magnolia Oil & Gas Provides Update on Current Operations

Houston – March 24, 2020 – Magnolia Oil & Gas Corporation (“Magnolia” or the “Company”) (NYSE: MGY) today provided an update to its operations and first quarter guidance in response to recent product price and market volatility.

Operational Update

Magnolia’s business model prioritizes free cash flow, financial stability, and prudent capital allocation, and is designed to withstand challenging environments such as the one we are currently experiencing.   In line with the guidance provided in Magnolia’s fourth quarter operating results, the Company’s ongoing plan is to spend approximately 60 percent of its adjusted EBITDAX on drilling and completing wells, providing consistent free cash flow generation, while maintaining low leverage and moderate production growth over time.   Magnolia expects its capital outlays to be approximately half the levels of last year, and the Company expects to generate free cash flow during 2020 which can be used to further improve the business as opportunities emerge.

In response to the sharp decline in product prices, Magnolia plans to adjust its drilling and completion activity this year so that its capital spending is in line with its business model.    As a result, the Company plans to drop its one operated rig in the Karnes area at the end of the first quarter.  The Company is well positioned to make this adjustment given the significant flexibility within its capital program, as both of its operated drilling rigs are on short-term contracts and the Company has no long-term service obligations.   Moreover, Magnolia is not required to drill to maintain any of its credit metrics nor does it have any contractual drilling obligations, and nearly all the Company’s acreage is held by production.   If the current environment persists, Magnolia expects to cease its remaining operated activity across its asset base.

Updated Guidance

Magnolia’s first quarter production is expected to be at least  66 Mboe/d, above its earlier guidance, with oil production consisting of at least 53 percent of total volumes.   While the Company’s  capital spending will be heavier during the first quarter, Magnolia expects to generate free cash during the period.  Spending is expected to fall sharply during the remainder of this year to accommodate the Company’s business model. Magnolia’s non-operated program remained very active during the first quarter and in line with expectations.  While some non-op well activity could be curtailed in the existing environment, Magnolia expects that its participation in non-op activity will continue to the extent these programs are supported by strong economics.  The Company is currently working with many of its vendors and suppliers to reduce the cost of their services in order to improve its margins.

A Message from Steve Chazen, President, Chief Executive Officer and Chairman

It was announced today that Steve Chazen, President, CEO and Chairman of Magnolia, has been elected to Occidental Petroleum’s Board of Directors as Chairman.   “As I rejoin the Oxy Board, I hope to use my experience to help guide its management though this challenging environment.  My objective is to administer steps to preserve as many non-executive jobs as possible, while overseeing actions that help enhance Oxy’s stock market value.  Under no circumstances, will I become an employee or executive

officer of Occidental.   My full-time efforts have and will continue to be focused on helping Magnolia navigate the current downturn and position the Company to emerge from a position of strength once the environment improves.”

Chazen continued: “Consistent with our strategy, we will continue to maintain a low levered balance sheet and have no debt maturities prior to 2026. We do not expect to incur any additional bonded indebtedness or draw on our revolver.   We expect significant opportunities to expand our business will appear later this year once market conditions clarify.  As always, we will ensure that anything done is accretive to our business and is clearly positive for our shareholders.  We will continue to manage our business prudently as conditions evolve, and I remain confident that our strategy and business model provide us with the flexibility to respond effectively.  I am highly aligned with our shareholders, as I own more than 6.8 million Magnolia shares outright.”

About Magnolia Oil & Gas

Magnolia is a publicly traded oil and gas exploration and production company with South Texas operations in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the outcome of any legal proceedings that may be instituted against Magnolia; (ii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iii) changes in applicable laws or regulations; and (iv) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts

Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com